Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Global-E Online Ltd. 2013 Share Option Plan and Global-E Online Ltd. 2021 Share Incentive Plan of our report dated February 19, 2021 (except for the effects of the share split as described in Note 5a, the effect of the restatement as described in Note 14 and subsequent event as described in Note 15 as to which the date is April 13, 2021), with respect to the consolidated financial statements of Global-E Online Ltd. for the years ended December 31, 2019 and 2020 included in the final Registration Statement (Form F-1 No. 333-253999) and related Prospectus Global-E Online Ltd. filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
May 24, 2021	Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global